Putnam Dynamic Asset Allocation Balanced Fund
9/30/16 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  20,442
Class B	  606
Class C	  2,365
Class M	  298

72DD2 (000s omitted)

Class P   595
Class R	  265
Class R5  35
Class R6  2,239
Class Y	  5,773


73A1

Class A	  0.2196
Class B	  0.1166
Class C	  0.1246
Class M	  0.1486

73A2

Class P   0.0550
Class R	  0.1936
Class R5  0.2596
Class R6  0.2706
Class Y	  0.2506

73B1

Class A	  0.7364
Class B	  0.7364
Class C	  0.7364
Class M	  0.7364

73B2

Class P   -
Class R	  0.7364
Class R5  0.7364
Class R6  0.7364
Class Y	  0.7364

74U1  (000s omitted)

Class A	  94,923
Class B	  5,114
Class C	  20,717
Class M	  1,993

74U2  (000s omitted)

Class P   10,884
Class R	  1,766
Class R5  180
Class R6  10,477
Class Y	  18,412

74V1

Class A	  14.02
Class B   13.96
Class C   13.66
Class M	  13.99

74V2

Class P   14.05
Class R   13.91
Class R5  14.04
Class R6  14.05
Class Y	  14.05


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.